EXHIBIT 99.1

PEDEVCO Announces 2022 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / March 29, 2023 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the year ended December 31, 2022 and provided an operations update.

Key Highlights Include:

•	Produced an average of approximately 1,000 barrels of oil equivalent per day ("BOEPD") (83.5% oil) in 2022, with 2022 revenue of $30 million increasing 89% over 2021 revenue.

•

Reported operating income of $2.6 million and operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $27.4 million, increasing 241% and 40%, respectively, from 2021.

•	Reported net income of $2.8 million or $0.03 per basic diluted share outstanding, compared to a net loss of $1.3 million, or ($0.02) per diluted basic share outstanding, in 2021.

•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 157% to $16.1 million, compared to $6.25 million in 2021.

•	Reported cash (including $3.55 million in restricted cash) of $32.98 million as of December 31, 2022, and zero debt.

•

Production growth in the first half of 2023 anticipated from fourteen highly-prospective non-operated wells in the D-J Basin, including 6 wells in the Barracuda Unit in which the Company holds an approximate 35.8% working interest which began producing in late December 2022 and continue to increase production into the first quarter, and 8 wells in the Ross Unit in which the Company holds an approximate 4.7% working interest which were turned in line (TIL) in early February 2023 and should gradually increase production throughout the first quarter and into the second quarter of 2023.

•

Currently estimating to participate in 6 additional non-operated horizontal Niobrara wells in the D-J Basin in the second half of 2023 where the Company holds an approximate 18% working interest. Permits are in place; however, the Company has not yet been AFE’d by the operating partner.

•

Currently permitting and securing vendor commitments to drill and complete 5 operated horizontal Niobrara wells in the D-J Basin where the Company holds an approximate 70% working interest, with drilling expected to commence in late 2023 and into early 2024.

J. Douglas Schick, President of the Company, stated, "We believe 2022 was a transformational year, which saw us deliver strong operational and financial results to our shareholders, as well as increasing production and cash flow, and positioning the Company for an even stronger 2023.  We not only delivered significantly higher revenues, profits and production than in the prior year, we also generated Adjusted EBITDA of $16.1 million, delivered $0.03 per share net income, maintained disciplined G&A expenses, and exited the year with a strong cash position and zero debt.  Looking ahead, we expect to see meaningful production growth in early 2023 as production from the fourteen highly prospective non-operated wells in which we participated in during 2022 are now all online.  We also plan to leverage our strong cash position and zero debt to grow production, revenue, and profit, as well as increase our asset base for the benefit of our shareholders."

Financial Summary:

For the year ended December 31, 2022, we reported a net income of $2.8 million, or $0.03 per basic diluted share outstanding, compared to a net loss of $1.3 million, or ($0.02) per diluted basic share outstanding in 2021.

The increase in net income of $4.1 million was primarily due to a $14.2 million increase in revenue, offset by an increase of $7.9 million in total operating expenses in the current period, offset further by a $0.4 million gain from forgiveness of our $0.4 million Paycheck Protection Program loan in May 2021, coupled with a $1.8 million gain on sale of oil and gas properties each in the prior period.

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We reported operating expenses in 2022 of $27.4 million, compared to $19.5 million in 2021. The increase of $7.9 million was due to numerous factors, including increased overall activity compared to the prior period as well as increased production taxes and marketing fees due to increased commodity pricing and higher production volumes in 2022, additional workovers for well reactivations, artificial lift repairs and optimizations conducted in 2022 in an effort to maximize production volumes during the increased commodity pricing environment, increased service and materials costs due to supply chain issues and rising inflation in 2022, and additional depletion expense and increased accretion expense in 2022.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 157% to $16.1 million in 2022, compared to $6.25 million in 2021.

Cash was $32.98 million as of December 31, 2022 (including $3.55 million in restricted cash), compared with $29.23 million as of December 31, 2021 (including $3.30 million in restricted cash), which increase was due largely to increased net revenues from operations.

Production, Prices and Revenues:

Production for the year ended December 31, 2022 was 364,771 barrels of oil equivalent ("Boe"), comprised of 304,507 barrels of oil, 245,923 million cubic feet ("Mcf") of natural gas, and 19,277 Boe of natural gas liquids ("NGLs"). Liquids production comprised 88.8% of total production in the year.

For the year ended December 31, 2022, our average realized crude oil sales price was $90.86 per barrel, average realized natural gas price was $6.41 per Mcf, and average realized NGL sales price was $40.87 per barrel. Our combined average realized sales price for the year was $82.34 per Boe, which was an increase of 38% compared with $59.78 per Boe in 2021.

Total crude oil, natural gas and NGL revenues for the year ended December 31, 2022, increased $14.2 million, or 89%, to $30.0 million, compared to $15.9 million for the same period a year ago, due primarily to a favorable volume variance of $7.9 million, coupled with a favorable price variance of $6.3 million. The increase in production volume was primarily driven by two main factors, including production from two new wells in the operated Permian Basin asset brought online in Q2 2022, and the positive performance from our participation in non-operated wells in the D-J Basin Asset in 2022.

Lease Operating Expenses ("LOE"):

Total LOE for 2022 was $10.4 million compared to total LOE for 2021 of $5.9 million. The increase of $4.5 million was primarily due to increased overall activity compared to the prior period as well as increased taxes and marketing fees from higher commodity pricing and production volumes. Also, additional workovers for well reactivations, artificial lift repairs and optimizations were executed in 2022 in an effort to maximize production volumes during the increased commodity pricing environment.  Workover expense included approximately $0.7 million of one-time non-recurring operating expenses for improving the Permian Basin Asset’s water handling infrastructure and approximately $0.5 million of non-recurring costs for environmental cleanup and reclamations of historic well and facility sites that were inherited from previous operators in our Permian Basin Asset.  Service and materials costs also increased accordingly with general supply chain and inflation issues seen throughout the industry leading to increased operating and workover costs.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A increased from $7.38 million in 2021 to $11.15 million in 2022. The $3.8 million increase was primarily the result of an increase in production (noted above) in the current period when compared to the prior period. Also, as production increased during the period, there was a corresponding decrease in our proved developed reserves in our December 31, 2022 reserve report. This resulted in a reduction in our depletable base in our Permian Basin Asset, which, in turn caused our depletion rate to increase from 28.21% to 37.86%. This increase resulted in approximately $2.1 million in additional depletion expense in Q4 2022.  The decrease in proved developed producing reserves in our Permian Basin Asset was related to the natural decline in production from existing wells and pushing the drilling and completion of certain Permian Basin Asset wells into future periods due to timing and allocation of capital to D-J Basin Asset projects.  Additionally, the Company elevated its plugging and abandonment program in the Permian Basin Asset (in accordance with the terms of a new compliance order) to plug additional wells over the next two years, which increased accretion expense in Q4 2022 by approximately $0.5 million.

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General and Administrative Expenses ("G&A"):

There was no change in G&A expenses (excluding share-based compensation) in 2022 compared to 2021, as the Company continues to strive to contain costs and remain within budget from period to period.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased by $0.4 million primarily due to the forfeiture of certain employee stock-based options and nonvested restricted shares due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Gain on Sale of Oil and Gas Properties:

The Company had no sales of oil and gas properties during the year ended December 31, 2022.

Interest Income and Other Expense:

We earned $117,000 in interest from our interest-bearing cash accounts, for which interest rates have increased in the current period, compared to the prior period. Other income of $97,000 in 2022 was primarily related to an $80,000 vendor dispute settlement coupled with a $24,000 non-refundable two-year rent payment made in September 2022 to the Company for office space leased by an entity owned and controlled by Dr. Simon Kukes, our Chief Executive Officer and director, offset by a $15,000 royalty adjustment.  The prior period other income consisted primarily of $0.1 million in accounts payable settlements and other miscellaneous income items.

Working Capital and Liquidity:

At December 31, 2022, our total current assets of $32.1 million exceeded our total current liabilities of $17.0 million, resulting in a working capital surplus of $15.1 million, while at December 31, 2021, our total current assets of $28.0 million exceeded our total current liabilities of $5.2 million, resulting in a working capital surplus of $22.8 million. The $7.7 million decrease in our working capital surplus is primarily related to accrued capital expenditures related to our participation in the drilling and completion of six wells in our D-J Basin Asset by a third-party operator.

Operations Update:

We are currently applying for permits and securing vendor commitments to drill and complete 5 operated horizontal Niobrara wells in the D-J Basin where we hold an approximate 70% working interest, with drilling expected to commence in late 2023 and into early 2024. In addition, based on discussions with our non-operating partners in the D-J Basin, we currently plan to participate in an additional 6 non-operated horizontal Niobrara wells in the D-J Basin in the second half of 2023 where the Company holds an approximate 18% working interest. Permits for this project are in place, however we have not yet been AFE’d by the operating partner.  Contingent upon funds availability related to the timing of these D-J Basin Asset projects planned in 2023, we may also seek to drill and complete an additional 3 horizontal San Andres wells on our Permian Basin Asset in 2023.  We are currently obtaining permits for these San Andres wells, which we plan to drill and complete if either of our D-J Basin Asset operated or non-operated projects gets pushed past early 2024.

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Our expected net capital expenditures for 2023 are estimated to range between $25 million and $35 million. This estimate includes a range of $23 million to $33 million for drilling and completion costs on our Permian Basin Asset and D-J Basin Asset and approximately $2 million in estimated capital expenditures for ESP purchases, rod pump conversions, recompletions, well cleanouts, leasing, facilities, remediation and other miscellaneous capital expenses. This estimate does not include anything for acquisitions or other projects that may arise but are not currently anticipated. We periodically review our capital expenditures and adjust our capital forecasts and allocations based on liquidity, drilling results, leasehold acquisition opportunities, partner non-consents, proposals from third party operators, and commodity prices, while prioritizing our financial strength and liquidity.

We expect that we will have sufficient cash available to meet our needs over the foreseeable future, including to fund the remainder of our 2023 development program, discussed above, which cash we anticipate being available from (i) projected cash flow from our operations, (ii) existing cash on hand, (iii) equity infusions or loans (which may be convertible) made available from an entity controlled by our Chief Executive Officer and director, which funding he is under no obligation to provide, (iv) public or private debt or equity financings, including up to $3.5 million in securities which we may sell in the future in an on-going “at the market offering”, subject to availability under our shelf-registration, and (v) funding through credit or loan facilities. In addition, we may seek additional funding through asset sales, farm-out arrangements, and credit facilities to fund potential acquisitions during the remainder of 2023.

More information regarding the Company's operating results for the years ended December 31, 2022 and 2021, including the Company's full financial statements and footnotes, can be found in the Company's Annual Report on Form 10-K which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share-based compensation expense, gain on sale of oil and gas properties, gain on forgiveness of PPP loan, and accounts payable settlements. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2022. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2023 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash	$29,430	$25,930
Accounts receivable – oil and gas	2,430	1,782
Prepaid expenses and other current assets	249	326
Total current assets	32,109	28,038

Oil and gas properties:
Oil and gas properties, subject to amortization, net	79,372	63,908
Oil and gas properties, not subject to amortization, net	775	2,559
Total oil and gas properties, net	80,147	66,467

Operating lease – right-of-use asset	71	173
Other assets	3,783	3,543
Total assets	$116,110	$98,221

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,556	$2,626
Accrued expenses	13,835	1,454
Revenue payable	1,018	938
Operating lease liabilities – current	81	114
Asset retirement obligations – current	472	49
Total current liabilities	16,962	5,181

Long-term liabilities:
Operating lease liabilities, net of current portion	-	81
Asset retirement obligations, net of current portion	2,689	1,476
Total liabilities	19,651	6,738

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 85,790,267 and 84,236,146 shares issued and outstanding, respectively	86	84
Additional paid-in capital	223,114	220,984
Accumulated deficit	(126,741)	(129,585)
Total shareholders’ equity	96,459	91,483
Total liabilities and shareholders’ equity	$116,110	$98,221

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	December 31,
Revenue:	2022	2021
Oil and gas sales	$30,034	$15,860

Operating expenses:
Lease operating costs	10,397	5,943
Selling, general and administrative expense	5,854	6,209
Depreciation, depletion, amortization and accretion	11,153	7,380
Total operating expenses	27,404	19,532

Gain on sale of oil and gas properties	-	1,805
Operating income (loss)	2,630	(1,867)

Other income (expense):
Interest expense	-	(1)
Interest income	117	15
Other income	97	180
Gain on forgiveness of PPP loan	-	374
Total other income	214	568

Net Income (loss)	$2,844	$(1,299)

Loss per common share:
Basic	$0.03	$(0.02)
Diluted	$0.03	$(0.02)

Weighted average number of common shares outstanding:
Basic	85,513,095	79,963,237
Diluted	85,513,095	79,963,237

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	December 31,
	2022	2021
Cash Flows From Operating Activities:
Net income (loss)	$2,844	$(1,299)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	11,153	7,380
Share-based compensation expense	2,097	2,452
Gain on sale of oil and gas properties	-	(1,805)
Gain on forgiveness of PPP loan	-	(374)
Amortization of right-of-use asset	102	97
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(648)	(1,122)
Prepaid expenses and other current assets	77	(260)
Accounts payable	(159)	(356)
Accrued expenses	435	1,155
Revenue payable	80	102
Net cash provided by operating activities	15,981	5,970

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(12,252)	(4,597)
Cash paid for other property and equipment	-	(35)
Proceeds from the sale of oil and gas property	-	1,871
Cash paid for security deposit	(14)	-
Net cash used in investing activities	(12,266)	(2,761)

Cash Flows From Financing Activities:
Proceeds from the issuance of common stock, net	35	14,694
Net cash provided by financing activities	35	14,694

Net increase in cash and restricted cash	3,750	17,903
Cash and restricted cash at beginning of year	29,227	11,324
Cash and restricted cash at end of year	$32,977	$29,227

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$10,879	$2,412
Change in estimates of asset retirement costs	$618	$319
Issuance of restricted common stock	$2	$1

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Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Years Ended
	December 31,
	2022	2021
Net income (loss)	$2,844	$(1,299)
Add (deduct)
Depreciation, depletion, amortization and accretion	11,153	7,380
Interest expense	-	1
EBITDA	$13,997	$6,082
Add (deduct)
Share-based compensation	2,097	2,452
Gain on sale of oil and gas properties	-	(1,805)
Gain on forgiveness of PPP loan	-	(374)
Accounts payable settlements	-	(104)
Adjusted EBITDA	$16,094	$6,251

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.

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